Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
FOR IMMEDIATE RELEASE	(918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Quarterly Financial and Operating Results; Increases Quarterly Cash Distribution 1.0% to $0.505 Per Unit;  and Confirms Guidance

TULSA, OKLAHOMA, October 30, 2017 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported financial and operating results for the quarter ended September 30, 2017 (the "2017 Quarter").  Total revenues were $453.2 million in the 2017 Quarter compared to $552.1 million for the quarter ended September 30, 2016 (the "2016 Quarter"), as coal sales revenues declined due to reduced coal sales volumes and prices.  Primarily as a result of lower revenues, net income attributable to ARLP for the 2017 Quarter declined to $61.3 million, or $0.52 per basic and diluted limited partner unit, compared to $89.8 million, or $0.91 per basic and diluted limited partner unit, for the 2016 Quarter.  EBITDA in the 2017 Quarter of $142.2 million was also lower compared to $199.3 million in the 2016 Quarter.  (For a definition of EBITDA and related reconciliations to comparable GAAP financial measures and actual and pro forma earnings per basic and diluted limited partner unit reflecting the exchange transaction announced in our July 28, 2017 press release as if it had occurred on January 1, 2016, please see the end of this release.)

As previously announced on October 27, 2017, the Board of Directors of ARLP’s general partner (the "Board") increased the cash distribution to unitholders for the 2017 Quarter to $0.505 per unit (an annualized rate of $2.02 per unit), payable on November 14, 2017 to all unitholders of record as of the close of trading on November 7, 2017.  The announced distribution represents a 15.4% increase over the cash distribution of $0.4375 per unit for the 2016 Quarter and a  1.0% increase over the cash distribution of $0.50 per unit for the quarter ended June 30, 2017 (the "Sequential Quarter").

"Coal sales volume and revenue in the 2017 Quarter came in above expectations, reducing our inventories 1.1 million tons from the Sequential Quarter.  ARLP’s overall results fell short of our expectations, however, due to adverse geological conditions encountered at the Hamilton mine following a longwall move midway through the quarter" said Joseph W. Craft III, President and Chief Executive Officer.  "With the Hamilton mine recently returning to planned production levels, our solid year-to-date performance and expectations for a heavy shipping schedule over the balance of the year, we believe ARLP’s 2017 annual results will finish in line with our previous guidance ranges. Considering our performance to date, conservative balance sheet and current expectations for attractive cash flows in the future, ARLP is positioned to continue increasing distributions to our unitholders on a quarterly basis."

-MORE-

Consolidated Financial Results

Three Months Ended September 30, 2017 Compared to Three Months Ended September 30, 2016

Reduced coal sales volumes and prices led coal sales revenues lower in the 2017 Quarter to $435.2 million compared to $533.8 million for the 2016 Quarter.  Lower comparative sales volumes in the 2017 Quarter reflect significantly higher sales from coal inventory in the 2016 Quarter. As anticipated, ARLP’s coal sales prices were also lower in the 2017 Quarter, falling to $45.12 per ton sold, a 9.1% decrease compared to $49.63 per ton sold in the 2016 Quarter. Total production in the 2017 Quarter was comparable to the 2016 Quarter.

Compared to the 2016 Quarter, operating expenses decreased 9.6% to $295.4 million, primarily as a result of decreased coal sales volumes in the 2017 Quarter and the continuing benefits of our initiatives to shift production to ARLP’s lower-cost operations.  These benefits were partially offset by the impact of adverse geological conditions at our Hamilton mine in the 2017 Quarter which led to Segment Adjusted EBITDA Expense per ton of $30.55, slightly higher than the 2016 Quarter.  (For a definition of Segment Adjusted EBITDA Expense per ton and related reconciliation to comparable GAAP financial measures, please see the end of this release.)

Depreciation, depletion and amortization decreased $31.5 million to $70.0 million in the 2017 Quarter, primarily due to the closure of the Pattiki mine in the fourth quarter of 2016 and reduced sales volumes at other Illinois Basin mines.  General and administrative expenses fell $3.1 million in the 2017 Quarter, primarily due to lower incentive compensation expenses.

Increased earnings from our investments in oil and gas mineral interests led equity in earnings of affiliates higher by $2.7 million to $3.8 million in the 2017 Quarter compared to the 2016 Quarter.  Distributions of additional preferred interests received from our recent investment in compression services contributed $2.8 million of investment income to the 2017 Quarter.

Nine Months Ended September 30, 2017 Compared to Nine Months Ended September 30, 2016

For the nine months ended September 30, 2017 (the "2017 Period"), increased coal sales and production volumes from the Hamilton, Gibson South, River View, MC Mining and Tunnel Ridge mines drove coal sales volumes up 5.9% to 27.7 million tons and production volumes higher by 9.5% to 28.2 million tons, both as compared to the nine months ended September 30, 2016 (the "2016 Period").  Sales volumes benefited from additional export shipments in the 2017 Period, which increased 4.1 million tons compared to the 2016 Period.  Despite increased sales volumes, coal sales revenues of $1.3 billion for the 2017 Period decreased 7.5% compared to the 2016 Period as a result of the expiration of higher-priced legacy contracts, which caused coal sales prices to fall by 12.6% to $45.31 per ton sold.

Even though coal sales and production volumes increased for the 2017 Period, operating expenses of $796.8 million were 5.4% lower compared to the 2016 Period, reflecting the continuing benefits of our initiatives to shift production to ARLP’s lower-cost operations.  As a result of these reduced operating expenses and lower selling expenses, Segment Adjusted EBITDA Expense declined to $28.66 per ton sold in the 2017 Period, an improvement of 11.0% compared to the 2016 Period.

-MORE-

Depreciation, depletion and amortization decreased $51.6 million to $194.1 million in the 2017 Period, primarily as a result of the depletion of reserves at our Elk Creek mine in the 2016 first quarter, closure of the Pattiki mine in the fourth quarter of 2016, volume reductions at our Dotiki mine, the use at Warrior and River View of surplus equipment from our idled mines and ongoing capital reduction initiatives at all of our operations.  General and administrative expenses decreased $7.0 million to $46.0 million in the 2017 Period, primarily as a result of lower incentive compensation expenses.

Equity in earnings of affiliates increased $9.4 million due to increased earnings from our investments in oil and gas mineral interests in the 2017 Period.  Comparative results between the 2017 and 2016 Periods were also impacted by a debt extinguishment loss of $8.1 million related to ARLP’s early repayment of its Series B Senior Notes in May 2017 following our high-yield bond issuance in April 2017.

Regional Results and Analysis

			% Change
	2017 Third	2016 Third	Quarter /	2017 Second	% Change
(in millions, except per ton data)	Quarter	Quarter	Quarter	Quarter	Sequential

Illinois Basin
Tons sold	6.872	7.853	(12.5)%	6.098	12.7%
Coal sales price per ton (1)	$40.56	$47.48	(14.6)%	$39.92	1.6%
Segment Adjusted EBITDA Expense per ton (2)	$28.01	$28.97	(3.3)%	$24.65	13.6%
Segment Adjusted EBITDA (2)	$86.4	$145.4	(40.6)%	$93.3	(7.4)%

Appalachia
Tons sold	2.773	2.855	(2.9)%	2.368	17.1%
Coal sales price per ton (1)	$54.77	$53.22	2.9%	$56.42	(2.9)%
Segment Adjusted EBITDA Expense per ton (2)	$35.09	$33.00	6.3%	$35.31	(0.6)%
Segment Adjusted EBITDA (2)	$55.5	$58.5	(5.1)%	$50.7	9.5%

Total (3)
Tons sold	9.645	10.757	(10.3)%	8.466	13.9%
Coal sales price per ton (1)	$45.12	$49.63	(9.1)%	$45.15	(0.1)%
Segment Adjusted EBITDA Expense per ton (2)	$30.55	$30.50	0.2%	$28.15	8.5%
Segment Adjusted EBITDA (2)	$157.2	$217.4	(27.7)%	$156.0	0.8%

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)

For definitions of Segment Adjusted EBITDA Expense per ton and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.  Results presented for Segment Adjusted EBITDA Expense per ton and Segment Adjusted EBITDA for the 2016 Quarter have been recast to reflect a reclass of depreciation and depletion capitalized into coal inventory as adjustments to depreciation, depletion and amortization rather than operating expenses.

(3)	Total reflects consolidated results which include other and corporate and eliminations in addition to the Illinois Basin and Appalachia segments highlighted above.

Total tons sold in the 2017 Quarter decreased 10.3% compared to the 2016 Quarter, primarily due to lower Illinois Basin coal sales volumes as a result of the closure of our Pattiki mine in the fourth quarter of 2016 and reduced sales volumes from our Dotiki and River View mines, partially offset by increased volumes at our Hamilton mine. Total production in the Illinois Basin for the 2017 Quarter was comparable to the 2016 Quarter; however, the 2016 Quarter included a significant reduction of coal inventory resulting in the unfavorable comparison of sales volumes between the two quarters.  Compared to the Sequential Quarter, total tons sold increased 13.9% as a result of

-MORE-

increased coal sales volumes in both the Illinois Basin and Appalachian regions.  In the Illinois Basin, tons sold increased by 12.7% compared to the Sequential Quarter primarily due to increased sales volumes at our Warrior and River View mines, partially offset by a longwall move, reduced recoveries and adverse geological conditions at our Hamilton mine in the 2017 Quarter.  Strong sales performance at our Tunnel Ridge longwall mine drove coal sales volumes higher in Appalachia by 17.1% compared to the Sequential Quarter.  ARLP ended the 2017 Quarter with total coal inventory of 1.5 million tons, a reduction of approximately 0.5 million tons and 1.1 million tons compared to the end of the 2016 and Sequential Quarters, respectively.

As anticipated, ARLP’s coal sales price realizations decreased 9.1% per ton sold in the 2017 Quarter compared to the 2016 Quarter, primarily due to the expiration of higher-priced legacy contracts offset in part by higher price realizations in Appalachia as a result of sales from our Mettiki mine into the metallurgic coal export market and improved prices at our MC Mining mine.

In the Illinois Basin, Segment Adjusted EBITDA Expense per ton decreased by 3.3% compared to the 2016 Quarter primarily due to lower selling expenses and a favorable production mix in the 2017 Quarter.  Segment Adjusted EBITDA Expense per ton in Appalachia increased by 6.3% compared to the 2016 Quarter reflecting higher selling expenses at the MC Mining and Mettiki mines and lower recoveries across the region.  Compared to the Sequential Quarter, Segment Adjusted EBITDA Expense per ton increased 13.6% in the Illinois Basin as a result of reduced production and adverse geological conditions at the Hamilton mine in the 2017 Quarter as discussed above.

Market Update and Outlook

"ARLP is fully priced and committed for essentially all of its planned production for 2017 and we anticipate shipments should be strong through year-end," said Mr. Craft.  "Natural gas prices and solid export demand for both thermal and metallurgical coal remain constructive in our markets and declining utility stockpiles are now expected to end 2017 below five-year average levels.  Lower stockpiles and significant open positions have recently led utilities to consider securing tonnage, primarily for the 2018 – 2019 timeframe.   In keeping with recent short-term buying patterns, however, utilities have contracted at levels below their anticipated burn requirements resulting in our open position over the next several years being higher than in years past.  Based on discussions with our customers, we anticipate demand in 2018 for eastern U.S. coal production will be comparable to this year requiring utilities to continue to contract tonnage to fulfill their remaining open positions.  With our strategically located, low-cost operations and strong market presence ARLP is well positioned to secure commitments to support slightly higher coal sales and production volumes in 2018.  We are confident our positioning will provide ARLP with opportunities to create strong cash flows and deliver long-term value to our unitholders going forward."

During the 2017 Quarter, ARLP continued to strengthen its coal sales contract position by adding volume and price commitments for 3.9 million tons for deliveries from 2017 through 2020.  ARLP is essentially fully priced and committed for estimated 2017 sales volumes and has secured volume and price commitments for approximately  23.1 million tons, 11.0 million tons and 7.3 million tons in 2018, 2019 and 2020, respectively.

Based on strong year-to-date results and anticipated coal production of 9.4 to 10.0 million tons and shipments of 10.4 to 10.8 million tons in the fourth quarter, ARLP continues to expect 2017 full-

-MORE-

year results in line with its previous estimates of $1.78 to $1.82 billion for revenues (excluding transportation revenues), net income of $290.0 to $330.0 million and Adjusted EBITDA of $605.0 to $645.0 million.  (For a definition of Adjusted EBITDA and a related reconciliation to the most comparable GAAP financial measure, please see the end of this release.)

In addition, ARLP is maintaining its previous 2017 guidance for capital expenditures in a range of $145.0 to $165.0 million and total investments in a range of $120.0 to $130.0 million related to gas compression services and the acquisition of oil and gas mineral interests.

A conference call regarding ARLP’s 2017 Quarter financial results is scheduled for today at 10:00 a.m. Eastern.  To participate in the conference call, dial (888) 317-6016 and request to be connected to the Alliance Resource Partners, L.P. earnings conference call.  Canadian callers should dial (855) 669-9657 and all other International callers should dial (412) 317-6016 and request to be connected to the same call.  Investors may also listen to the call via the "investor information" section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial US Toll Free (877) 344-7529; International Toll (412) 317-0088; Canada Toll Free (855) 669-9658 and request to be connected to replay access code 10113071.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users.  ARLP, the nation’s first publicly traded master limited partnership involved in the production and marketing of coal, is currently the second largest coal producer in the eastern United States with mining operations in the Illinois Basin and Appalachian coal producing regions.

ARLP currently operates eight mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia as well as a coal loading terminal on the Ohio River at Mount Vernon, Indiana.  ARLP also generates income from a variety of other sources, including investments in oil and gas royalties and midstream services.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

***

The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  These risks, uncertainties and contingencies include, but are not

-MORE-

limited to, the following: changes in coal prices, which could affect our operating results and cash flows; changes in competition in coal markets and our ability to respond to such changes; legislation, regulations, and court decisions and interpretations thereof, including those relating to the environment and the release of greenhouse gases, mining, miner health and safety and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; risks associated with the expansion of our operations and properties; dependence on significant customer contracts, including renewing existing contracts upon expiration; adjustments made in price, volume or terms to existing coal supply agreements; changing global economic conditions or in industries in which our customers operate; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; fluctuations in coal demand, prices and availability; continuation or worsening of depressed oil and gas prices adversely affecting our investments in oil and gas mineral interests and midstream services; our productivity levels and margins earned on our coal sales; the coal industry's share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity, such as natural gas, nuclear energy and renewable fuels; changes in raw material costs; changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; increases in labor costs including costs of health insurance and taxes resulting from the Affordable Care Act, adverse changes in work rules, or cash payments or projections associated with post-mine reclamation and workers' compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather-related or other factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers' compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal reserves; a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission ("SEC"), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 24, 2017 and ARLP’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017, filed on May 8, 2017 and August 4, 2017, respectively, with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

-MORE-

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Tons Sold	9,645	10,757	27,721	26,177
Tons Produced	8,521	8,512	28,211	25,759

SALES AND OPERATING REVENUES:
Coal sales	$435,162	$533,817	$1,256,168	$1,357,578
Transportation revenues	8,009	7,692	24,933	19,732
Other sales and operating revenues	10,018	10,565	31,888	26,743
Total revenues	453,189	552,074	1,312,989	1,404,053

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	295,385	326,891	796,845	842,417
Transportation expenses	8,009	7,692	24,933	19,732
Outside coal purchases	—	1,514	—	1,514
General and administrative	15,005	18,114	45,982	53,015
Depreciation, depletion and amortization	69,962	101,432	194,109	245,736
Total operating expenses	388,361	455,643	1,061,869	1,162,414

INCOME FROM OPERATIONS	64,828	96,431	251,120	241,639

Interest expense, net	(10,773)	(8,001)	(28,904)	(23,386)
Interest income	4	3	82	8
Equity in income of affiliates	3,798	1,105	10,414	1,041
Cost investment income	2,800	—	2,800	—
Debt extinguishment loss	—	—	(8,148)	—
Other income	774	293	2,461	545
INCOME BEFORE INCOME TAXES	61,431	89,831	229,825	219,847

INCOME TAX EXPENSE (BENEFIT)	5	7	(3)	4

NET INCOME	61,426	89,824	229,828	219,843

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(155)	(44)	(425)	(40)

NET INCOME ATTRIBUTABLE TO ALLIANCE RESOURCE PARTNERS, L.P. ("NET INCOME OF ARLP")	$61,271	$89,780	$229,403	$219,803

GENERAL PARTNERS' INTEREST IN NET INCOME OF ARLP	$612	$20,571	$21,362	$60,723

LIMITED PARTNERS' INTEREST IN NET INCOME OF ARLP	$60,659	$69,209	$208,041	$159,080

BASIC AND DILUTED NET INCOME OF ARLP PER LIMITED PARTNER UNIT	$0.52	$0.91	$2.32	$2.08

DISTRIBUTIONS PAID PER LIMITED PARTNER UNIT	$0.5000	$0.4375	$1.3750	$1.5500

WEIGHTED-AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	114,237,979	74,375,025	87,924,986	74,347,157

-MORE-

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	September 30,	December 31,
	2017	2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$18,393	$39,782
Trade receivables	129,031	152,032
Other receivables	709	279
Due from affiliates	288	271
Inventories, net	87,667	61,051
Advance royalties, net	1,207	1,207
Prepaid expenses and other assets	10,356	22,050
Total current assets	247,651	276,672
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	2,938,362	2,920,988
Less accumulated depreciation, depletion and amortization	(1,436,470)	(1,335,145)
Total property, plant and equipment, net	1,501,892	1,585,843
OTHER ASSETS:
Advance royalties, net	40,578	29,372
Equity investments in affiliates	144,349	138,817
Cost investments	102,800	—
Goodwill	136,399	136,399
Other long-term assets	32,983	25,939
Total other assets	457,109	330,527
TOTAL ASSETS	$2,206,652	$2,193,042

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$73,597	$64,055
Due to affiliates	759	906
Accrued taxes other than income taxes	20,544	18,273
Accrued payroll and related expenses	41,124	41,576
Accrued interest	13,083	316
Workers' compensation and pneumoconiosis benefits	9,732	9,897
Current capital lease obligations	28,220	27,196
Other current liabilities	16,697	14,778
Current maturities, long-term debt, net	100,000	149,874
Total current liabilities	303,756	326,871
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	385,449	399,446
Pneumoconiosis benefits	64,197	62,822
Accrued pension benefit	39,497	42,070
Workers' compensation	52,477	40,400
Asset retirement obligations	125,146	125,266
Long-term capital lease obligations	64,358	85,540
Other liabilities	16,248	17,203
Total long-term liabilities	747,372	772,747
Total liabilities	1,051,128	1,099,618

PARTNERS' CAPITAL:
Alliance Resource Partners, L.P. ("ARLP") Partners' Capital:
Limited Partners - Common Unitholders 130,704,217 and 74,375,025 units outstanding, respectively	1,173,066	1,400,202
General Partners’ interest	14,781	(273,788)
Accumulated other comprehensive loss	(37,694)	(38,540)
Total ARLP Partners' Capital	1,150,153	1,087,874
Noncontrolling interest	5,371	5,550
Total Partners' Capital	1,155,524	1,093,424
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$2,206,652	$2,193,042

-MORE-

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES	$456,079	$494,528

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(105,455)	(70,267)
Increase (decrease) in accounts payable and accrued liabilities	4,182	(7,965)
Proceeds from sale of property, plant and equipment	1,488	756
Contributions to equity investments in affiliates	(16,487)	(65,367)
Purchase of cost investment	(100,000)	—
Distributions received from investments in excess of cumulative earnings	10,880	2,167
Payment for acquisition of business	—	(1,011)
Payment for acquisition of customer contracts	—	(23,000)
Net cash used in investing activities	(205,392)	(164,687)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	100,000	44,600
Payments under securitization facility	(100,000)	(27,700)
Payments on term loan	(50,000)	(106,250)
Borrowings under revolving credit facilities	165,000	140,000
Payments under revolving credit facilities	(420,000)	(215,000)
Borrowings under long-term debt	400,000	—
Payment on long-term debt	(145,000)	—
Proceeds on capital lease transactions	—	33,881
Payments on capital lease obligations	(20,186)	(17,769)
Payment of debt issuance costs	(16,221)	—
Payment for debt extinguishment	(8,148)	—
Contributions to consolidated company from affiliate noncontrolling interest	251	2,557
Net settlement of employee withholding taxes on vesting of Long-Term Incentive Plan	(2,988)	(1,336)
Cash contributions by General Partners	905	47
Distributions paid to Partners	(173,284)	(194,870)
Other	(2,405)	(60)
Net cash used in financing activities	(272,076)	(341,900)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(21,389)	(12,059)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	39,782	33,431

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$18,393	$21,372

-MORE-

Reconciliation of GAAP "net income attributable to ARLP" and "net income" to non-GAAP "EBITDA,"  "Adjusted EBITDA" and "Distributable Cash Flow" (in thousands).

EBITDA is defined as net income (prior to the allocation of noncontrolling interest) before net interest expense, income taxes and depreciation, depletion and amortization and Adjusted EBITDA is EBITDA modified for certain items that may not reflect the trend of future results, such as debt extinguishment losses.  Distributable cash flow ("DCF") is defined as Adjusted EBITDA excluding cost investment income, interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures.  Distribution coverage ratio ("DCR") is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

EBITDA, Adjusted EBITDA,  DCF and DCR should not be considered as alternatives to net income attributable to ARLP, net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  EBITDA, Adjusted EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA,  Adjusted EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, Adjusted EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

-MORE-

	Three Months Ended		Nine Months Ended		Three Months Ended	Year Ended
	September 30,		September 30,		June 30,	December 31,
	2017	2016	2017	2016	2017	2017E Midpoint

Net income attributable to ARLP	$61,271	$89,780	$229,403	$219,803	$63,230	$310,000
Net income (loss) attributable to noncontrolling interests	155	44	425	40	122	—
Net income	61,426	89,824	229,828	219,843	63,352	310,000
Depreciation, depletion and amortization (1)	69,962	101,432	194,109	245,736	59,020	275,000
Interest expense, net	10,876	8,045	29,176	23,698	10,727	40,000
Capitalized interest	(107)	(47)	(354)	(320)	(166)	—
Income tax expense (benefit)	5	7	(3)	4	4	—
EBITDA	142,162	199,261	452,756	488,961	132,937	625,000
Debt extinguishment loss	—	—	8,148	—	8,148	—
Adjusted EBITDA	142,162	199,261	460,904	488,961	141,085	625,000
Interest expense, net	(10,876)	(8,045)	(29,176)	(23,698)	(10,727)	(40,000)
Income tax (expense) benefit	(5)	(7)	3	(4)	(4)	—
Estimated maintenance capital expenditures (2)	(36,214)	(40,432)	(119,897)	(122,355)	(40,256)	(164,050)
Distributable Cash Flow	$95,067	$150,777	$311,834	$342,904	$90,098	$420,950
Distributions paid to partners (3)	$66,844	$53,059	$173,284	$194,870	$53,216	$240,796
Distribution Coverage Ratio	1.42	2.84	1.80	1.76	1.69	1.75

(1)

Depreciation, depletion and amortization for the 2016 Quarter and 2016 Period have been recast to reflect a reclass of the amount capitalized into coal inventory previously reflected as an adjustment to operating expense.

(2)

Our maintenance capital expenditures, as defined under the terms of our partnership agreement, are those capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets.  We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon.  For the 2017 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $4.25 per produced ton compared to the estimated $4.75 per produced ton in 2016.  Reflecting the anticipated utilization of used equipment previously acquired from third parties and redeployment of used equipment from our idled operations to other ARLP mines, we are currently estimating actual maintenance capital expenditures in 2017 of approximately $4.00 per ton produced.  Our actual maintenance capital expenditures vary depending on various factors, including maintenance schedules and timing of capital projects, among others.  We annually disclose our actual maintenance capital expenditures in our Form 10-K filed with the SEC.

(3)

Distributions paid to partners at the midpoint of our current 2017 guidance reflects actual distribution payments through September 30, 2017 and estimated payment for the remainder of the year based on the $0.505 distribution per unit declared for the 2017 Quarter.

Reconciliation of GAAP "Operating Expenses" to non-GAAP "Segment Adjusted EBITDA Expense per ton" and Reconciliation of non-GAAP "EBITDA" to "Segment Adjusted EBITDA" and "Segment Adjusted EBITDA per ton" (in thousands, except per ton data).

Segment Adjusted EBITDA Expense per ton includes operating expenses, coal purchases and other income divided by tons sold.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA and Adjusted EBITDA in addition to coal sales and other sales and operating revenues.  The exclusion of corporate general and administrative expenses from

-MORE-

Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2017	2016	2017	2016	2017

Operating expense (1)	$295,385	$326,891	$796,845	$842,417	$238,668
Outside coal purchases	—	1,514	—	1,514	—
Other income	(774)	(293)	(2,461)	(545)	(389)
Segment Adjusted EBITDA Expense	$294,611	$328,112	$794,384	$843,386	$238,279
Divided by tons sold	9,645	10,757	27,721	26,177	8,466
Segment Adjusted EBITDA Expense per ton	$30.55	$30.50	$28.66	$32.22	$28.15

(1)

Operating expenses for the 2016 Quarter and 2016 Period have been recast to reflect a reclass of depreciation and depletion capitalized into inventory previously included as an adjustment to operating expense now being reflected as an adjustment to depreciation, depletion and amortization.

Segment Adjusted EBITDA per ton is defined as net income (prior to the allocation of noncontrolling interest) before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses and debt extinguishment loss divided by tons sold.  Segment Adjusted EBITDA removes the impact of general and administrative expenses from Adjusted EBITDA (discussed above) to allow management to focus solely on the evaluation of segment operating performance.

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2017	2016	2017	2016	2017

Adjusted EBITDA (See reconciliation to GAAP above)	$142,162	$199,261	$460,904	$488,961	$141,085
General and administrative	15,005	18,114	45,982	53,015	14,944
Segment Adjusted EBITDA	$157,167	$217,375	$506,886	$541,976	$156,029
Divided by tons sold	9,645	10,757	27,721	26,177	8,466
Segment Adjusted EBITDA per ton	$16.30	$20.21	$18.29	$20.70	$18.43

Actual basic and diluted earnings per limited partner unit and pro forma earnings per basic and diluted limited partner unit.

Below is the actual basic and diluted earnings per limited partner unit as well as pro forma basic and diluted earnings per limited partner unit for the three and nine months ended September 30, 2017 and 2016, as if the Exchange Transaction had occurred on January 1, 2016.  For a detailed reconciliation of actual and pro forma net income of ARLP to actual and pro forma basic and diluted earnings per limited partner unit, please see "Note 9 – Net Income of ARLP Limited Partner Unit" in our Form 10-Q for the quarter ended September 30, 2017 expected to be filed on or about November 6, 2017.

-MORE-

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Actual	(in thousands, except per unit data)
Net income of ARLP available to limited partners	$59,534	$67,348	$203,846	$154,916
Weighted-average limited partner units outstanding – basic and diluted	114,238	74,375	87,925	74,347
Basic and diluted net income of ARLP per limited partner unit	$0.52	$0.91	$2.32	$2.08
Pro forma
Pro forma net income of ARLP available to limited partners	$59,534	$87,509	$224,114	$214,310
Pro forma weighted-average limited partner units outstanding – basic and diluted	130,704	130,482	130,673	130,454
Pro forma basic and diluted net income of ARLP per limited partner unit	$0.46	$0.67	$1.72	$1.64

-END-